EXHIBIT (d)

FORM OF VARIABLE LIFE POLICY

NATIONAL HOME

LIFE ASSURANCE COMPANY

A Missouri Stock Company

Administrative Offices: Valley Forge, Pennsylvania 19493

This Policy has been issued in consideration of the application and the payment of the initial premium. It is issued on the life of the person named as the Insured on the Policy Schedule page. If the Insured dies while this Policy is in force, we will pay the Death Benefit to the Beneficiary. The Death Benefit may increase or decrease on any day depending on investment results of the Separate Account. While this Policy remains in force the Death Benefit will never be less than the Face Amount as described in the “Death Benefit” provision, on page 4. Any payment is subject to the conditions and limitations of this Policy. During the Insured’s lifetime and while this Policy is in effect, we provide a Cash Value benefit and other rights as described in the Policy. The Cash Value may increase or decrease on any day, depending on: (1) the payment of premiums; (2) the investment results of the Separate Account; and (3) any charges made. There is no minimum guaranteed Cash Value.

RIGHT TO EXAMINE POLICY

If for any reason you are not satisfied with this Policy, you may return it to us within: (1) 10 days from the date of receipt of this Policy; or (2) 45 days after the application was signed, whichever is later. It may be returned by delivering it or mailing it to our Administrative Offices, our Administrator, or the agent through whom it was purchased. If returned, this Policy shall be void from the Policy Date. No benefits will be paid for any loss. You will be refunded the greater of: (1) your initial premium; or (2) your Accumulated Value.

POLICY INDEX

Page
Accumulated Value	6
Basis of Computations	7
Death Benefit	4
Definitions	3
Fixed Account	6
Election of Settlement Options	8
General Provisions	3
Loans	7
Ownership and Beneficiary	5
Policy Schedule	2
Premiums	5
Separate Account	5
Settlement Options	8
Settlement Option Tables	9
Surrenders	7

IN WITNESS WHEREOF, we have caused this Policy to be signed by our President and Secretary.

/s/ Ronald L. Souders	/s/ Donald D. Kennedy, Jr.
Ronald L. Souders	Donald D. Kennedy, Jr.
Secretary	President

VARIABLE LIFE INSURANCE POLICY WITH PREMIUM FLEXIBILITY. ■ INITIAL PREMIUM WITH ADDITIONAL PREMIUMS PAYABLE DURING INSURED’S LIFETIME AS STATED IN THIS POLICY. ■ BENEFITS REFLECT PREMIUM PAYMENTS, INVESTMENT RESULTS AND ANY CHARGES. ■ INSURANCE PAYABLE ONLY UPON DEATH. ■ NON-PARTICIPATING.

IMPORTANT:

ADDRESS ALL CORRESPONDENCE TO NATIONAL HOME’S ADMINISTRATOR

Delaware Valley Financial Services, Inc.

Ten Valley Stream Parkway, Malvern, PA 19355

(215) 296-9600

(Please include the Policy Number on all correspondence)

POLICY SCHEDULE

INSURED — John Doe	INITIAL PREMIUM* — $10,000
POLICY DATE — 6/1/86	ISSUE AGE — 35
POLICY NUMBER — 12345	FACE AMOUNT — $40,200

OWNER, BENEFICIARY — AS DESIGNATED IN THE APPLICATION UNLESS CHANGED AS EXPLAINED IN THE POLICY.

*	YOUR INITIAL PREMIUM WILL BE INVESTED IN THE MONEY MARKET SUBACCOUNT UNTIL THE END OF THE “RIGHT TO EXAMINE” PERIOD. THE ACCUMULATED VALUE WILL THEN BE ALLOCATED TO THE ACCOUNT(S) YOU HAVE CHOSEN, AS SHOWN BELOW.

INITIAL ALLOCATION OF ACCUMULATED VALUE AFTER RIGHT TO EXAMINE PERIOD

HIGH INCOME SUBACCOUNT	20%
EQUITY INCOME SUBACCOUNT	20%
GROWTH SUBACCOUNT	20%
MONEY MARKET SUBACCOUNT	20%
ZERO COUPON BOND (1991) SUBACCOUNT	10%
FIXED ACCOUNT **	10%

**	FOR THE PORTION OF THE ACCUMULATED VALUE IN THE FIXED ACCOUNT SEE THE “GUARANTEED INTEREST” AND “EXCESS INTEREST” PROVISIONS ON PAGE 6.

EACH SUBACCOUNT OF THE “NATIONAL HOME LIFE ASSURANCE COMPANY SEPARATE ACCOUNT I” INVESTS IN A CORRESPONDING PORTFOLIO OF EITHER THE “VARIABLE INSURANCE PRODUCTS FUND” OR THE “ZERO COUPON BOND FUND”. WE SHOW BELOW THE SUBACCOUNTS AND FUND PORTFOLIOS IN WHICH THEY INVEST.

NATIONAL HOME LIFE ASSURANCE COMPANY SEPARATE ACCOUNT I

SUBACCOUNTS AND PORTFOLIOS AVAILABLE ON THE POLICY DATE

SUBACCOUNT	VARIABLE INSURANCE PRODUCTS FUND PORTFOLIO
MONEY MARKET	MONEY MARKET
HIGH INCOME	HIGH INCOME
EQUITY INCOME	EQUITY INCOME
GROWTH	GROWTH

SUBACCOUNT	ZERO COUPON BOND FUND PORTFOLIO
ZERO COUPON BOND (1991)	ZERO COUPON BOND (1991)
ZERO COUPON BOND (1996)	ZERO COUPON BOND (1996)
ZERO COUPON BOND (2001)	ZERO COUPON BOND (2001)

PART I — DEFINITIONS

WHENEVER USED IN THIS POLICY:

“ACCUMULATED VALUE” means the value of all amounts accumulated under this Policy as of any date without regard to a surrender charge.

“AGE” means: (1) during the first Policy Year, the Insured’s age last birthday on the Policy Date; (2) thereafter, “Age” means the Insured’s age last birthday on the last Policy Anniversary.

“BENEFICIARY” means the person or persons to whom this Policy’s Death Benefit is paid when the Insured dies.

“BUSINESS DAY” means a day when the New York Stock Exchange is open for trading.

“CASH VALUE” means the Accumulated Value less any surrender charge.

“DEATH BENEFIT” or “PROCEEDS” means the amount payable under your Policy when the Insured dies. (See “Death Benefit” provision, Page 4).

“FACE AMOUNT” means the Death Benefit payable on the Policy Date. It is shown on your Policy Schedule. The “Death Benefit” provision shows the Death Benefit payable after the Policy Date.

“FIXED ACCOUNT” means that part of our general account consisting of Accumulated Values which are allocated to it from policies similar to this one.

“FUNDS” means the Funds available on the Policy Date or as later changed by us and disclosed by prospectus. The Funds and portfolios which were available on the Policy Date are listed on the Policy Schedule page. The Funds have several portfolios. There is a portfolio that corresponds to each of the Subaccounts of the Separate Account.

“INDEBTEDNESS” means any amount you owe us due to a Policy loan (outstanding loan balance plus accrued interest). We subtract any Indebtedness from the Death Benefit or the Cash Value before it is paid.

“INVESTMENT AMOUNT” means the amount we use to compute the investment return. The Investment Amount at any time is equal to the Accumulated Value minus the outstanding loan balance, minus the portion of the Accumulated Value that is in the Fixed Account.

“INSURED” means the person whose life is covered by this Insurance Policy.

“MONTHLY DATE” means the Policy Date and that same date in each later month. If the Policy Date is the 29th, 30th or 31st day of the month and the later month has fewer days, then the Monthly Date will be the first day of the next month.

“NET CASH VALUE” means a value which is equal to (1) minus (2) where: (1) is the Cash Value; and (2) is any Indebtedness.

“PAYEE” means the Beneficiary, or any other person, estate, or legal entity to whom benefits are to be paid.

“POLICY ANNIVERSARY” means any anniversary of the Policy Date.

“POLICY DATE” means the date this Policy became effective. It is also the date we invest your initial premium in the Money Market Subaccount.

“POLICY MONTH” means a month that starts on a Monthly Date.

“POLICYOWNER” or “OWNER” means the person named as the Owner in the application, unless he or she has assigned ownership to someone else.

“POLICY YEAR” means a year that starts on the Policy Date or on a Policy Anniversary.

“PROOF OF DEATH” means: (1) a certified death certificate; (2) a certified decree of a court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased; or (4) any other proof satisfactory to us.

“SEC” means the Securities and Exchange Commission.

“SEPARATE ACCOUNT” means the Separate Account we identify on the Policy Schedule page. The Separate Account consists of assets set aside by us. The investment performance of the Separate Account is kept separate from our general assets.

“SUBACCOUNT” means that portion of the Separate Account which invests in shares or units of Mutual Funds, Unit Investment Trusts and any other investment portfolios which we determine to be suitable for this Policy’s purposes.

“SUBACCOUNT” means that portion of the Account which invests in shares or units of Mutual Funds, Unit Investment Trusts and any other investment portfolios which we determine to be suitable for this Policy’s purposes.

“WE” means National Home Life Assurance Company. “Us” and “ours” also refer to our Company.

“WRITTEN NOTICE” or “WRITTEN REQUEST” means a notice or request in writing by you to us or our Administrator. It is how you let us know any requests you have or changes you want to make to your Policy. Your request must be in a format and content acceptable to us.

“YOU” means the Owner of this Policy. “Your” and “yours” also refer to the Owner.

PART II — GENERAL PROVISIONS

ENTIRE CONTRACT; CHANGES: The entire contract is made up of this Policy and the written application. We attached a copy of the application at issue.

All statements made in the application, in the absence of fraud, are considered representations and not warranties. Only the statements made in the written application can be used by us to defend a claim or avoid this Policy.

We reserve the right to make any modification to conform this Policy to, or give you the benefit of, any Federal or State statute or any rule or regulation of the United States Treasury Department.

Changes to this Policy are not valid unless we make them in writing. They must be signed by one of our Executive Officers. No agent has authority to change this Policy or to waive any of its provisions.

INCONTESTABILITY: We will not contest this Policy after it has been in force during the Insured’s lifetime for two years from its Policy Date.

SUICIDE: We will not pay the Death Benefit if the Insured commits suicide while sane or insane within two years after the Policy Date. Instead, we will pay an amount equal to the sum of the premiums paid or the Cash Value, if greater. We will subtract any Indebtedness from this amount.

MISSTATEMENT OF AGE: If the Insured’s stated Age is not correct, we will adjust each benefit and any amount to be paid to reflect the correct Age. Where required, we have given the insurance regulator a detailed statement of how we will make these adjustments.

POLICY SETTLEMENT: We will pay the Death Benefit to the Beneficiary when we receive Proof of Death of the Insured. We will first subtract any Indebtedness and any other charges due us. We have the right to defer paying any portion of the Proceeds greater than the Face Amount if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payment to protect our Policyowners.

ANNUAL REPORT: Once each Policy Year we will send you a report. It will show: (1) the Death Benefit; (2) the amount of Accumulated Value; (3) the Investment Amount in each Subaccount; (4) the amount in the Fixed Account; (5) the premiums paid, interest credited, charges and any transfers made during the year; and (6) any outstanding Indebtedness. The report will include any other data that may be currently required where this Policy is delivered. You may ask for a report like this at any time. But, except for the report we send you once a year, we have the right to charge a fee for each report.

NON-PARTICIPATING: Your Policy is non-participating. This means we do not pay dividends on your Policy. It will not share in our profits or surplus earnings.

PART III — DEATH BENEFIT

DEATH BENEFIT: This Policy pays a Death Benefit if the Insured dies. (See “Policy Settlement” provision, page 4).

A. ON THE POLICY DATE: On the Policy Date the Death Benefit is equal to the Face Amount.

B. AFTER THE POLICY DATE: After the Policy Date the Death Benefit is equal to the greater of the Face Amount or the result of (1) times (2) as of the date of death where:

(1) is the Accumulated Value; and

(2) is a factor shown in Table A below.

TABLE A

AGE	FACTOR
0	11.93
1	11.79
2	11.46
3	11.12
4	10.80
5	10.47
6	10.15
7	9.83
8	9.51
9	9.21
10	8.90
11	8.61
12	8.33
13	8.06
14	7.80
15	7.56
16	7.33
17	7.11
18	6.91
19	6.70
20	6.51
21	6.32
22	6.13
23	5.95
24	5.76
25	5.59
26	5.41
27	5.24
28	5.07
29	4.91
30	4.75
31	4.59
32	4.44
33	4.30
34	4.16
35	4.02
v36	3.89
37	3.77
38	3.65
39	3.53
40	3.42
41	3.31
42	3.20
43	3.11
44	3.01
45	2.92
46	2.83
47	2.74
48	2.66
49	2.58
50	2.51
51	2.44
52	2.37
53	2.30
54	2.23
55	2.17
56	2.11
57	2.06
58	2.00
59	1.95
60	1.90
61	1.85
62	1.81
63	1.76
64	1.72
65	1.68
66	1.64
67	1.61
68	1.57
69	1.54
70	1.51
71	1.47
72	1.45
73	1.42
74	1.39
75	1.37
76	1.34
77	1.32
78	1.30
79	1.28
80	1.26
81	1.25
82	1.23
83	1.21
84	1.20
85	1.18
86	1.17
87	1.16
88	1.15
89	1.14
90	1.13
91	1.12
92	1.11
93	1.09
94	1.08
95	1.07
96	1.06
97	1.04
98	1.03
99	1.02

PART IV — OWNERSHIP AND BENEFICIARY

OWNERSHIP: You, the Owner, are named in the application. You may make use of all rights of this Policy while the Insured is living. These rights are subject to the rights of any assignee or living irrevocable Beneficiary. “Irrevocable” means that you have given up your right to change the Beneficiary named.

If you die, the Successor Owner, if one is named, will become the Owner. If there is no named Owner then living, the rights of ownership will vest in the executors, administrators or assigns of the Owner.

BENEFICIARY: The Beneficiary is named in the application. More than one Beneficiary may be named. The rights of any Beneficiary who dies before the Insured will pass to the surviving Beneficiary or Beneficiaries unless you provide otherwise.

If no Beneficiary is living at the Insured’s death, we will pay the Death Benefit to you, your legal representatives or assigns. The rights of any Beneficiary will be subject to all the provisions of this Policy. You may impose other limitations with our consent.

CHANGE OF OWNERSHIP OR BENEFICIARY: While the Insured is living, you may change the Owner or the Beneficiary, unless an irrevocable one has been named. Change is made by Written Notice. The change takes effect on the date the notice was signed, if we acknowledge receipt of your notice in writing.

Any change is subject to any of our actions taken before the date your notice was acknowledged. We may require return of this Policy for endorsement before making a change.

ASSIGNMENT: While the Insured is living you may, by providing us with a Written Notice, assign this Policy. We are not responsible for the validity or effect of assignment. All assignments are subject to any Indebtedness you owe us. We shall not be liable for any payment or other settlement we made before receipt of your Written Notice.

PART V — PREMIUMS

INITIAL PREMIUM: The initial premium must be paid on or before delivery of your Policy. It may be paid at our Administrative Offices or to one of our agents authorized to collect premiums. If you request a receipt, we will give you one.

ADDITIONAL PREMIUMS: Additional premiums may be paid as described below:

1.	An additional premium may be paid if: (1) it is permitted according to the definition of life insurance contained in the applicable federal tax law, and (2) it does not result in an increase in the Death Benefit. If you ask us to do so, we will let you know the amount of any additional premium allowed and when it can be paid.

2.	If the Policy goes into default, an additional premium sufficient to bring the Policy out of default may be paid during the grace period.

DEFAULT: If on any Monthly Date the Net Cash Value is less than the charges due on that date, this Policy is in default. In this case we will tell you what payment is needed to bring the Policy out of default.

GRACE PERIOD: We grant 61 days of grace from any Monthly Date on which the Policy goes into default. We will send you a notice of default and state the amount to pay that will bring the Policy out of default. This amount will be sufficient to pay the mortality charges for the Monthly Date on which the Policy goes into default and the next Monthly Date. If that amount has not been paid by the end of the grace period, the Policy will terminate and have no value.

The Insured might die while the Policy is in default during its days of grace. If so, the Proceeds will be reduced by the amount that is sufficient to pay the mortality charges which have not yet been deducted for Monthly Dates prior to the date on which death occurred.

REINSTATEMENT: If this Policy ends as we describe under Grace Period, you may reinstate it within five years of the date of default:

We will require you to:

1.	Give us evidence the Insured is still insurable according to our rules, and

2.	Pay an amount that leaves the Net Cash Value equal to the sum of:

(a)	the mortality charges not previously paid during the grace period;

(b)	any mortality charges which become due from the date of the reinstatement request until the date of reinstatement; and

(c)	the mortality charges for the first two monthly dates on or after the date of reinstatement:

If we approve the reinstatement, then: (1) The date of reinstatement will be the date of your request or the date the required premium is paid, if later; (2) The Face Amount will be the same as it was at the end of the grace period; (3) The Indebtedness will be equal to the Indebtedness at the end of the grace period; (4) The Accumulated Value as of the date of reinstatement will be equal to the amount paid to reinstate the Policy, minus the charges in (a) above, plus the Indebtedness; (5) We will start to make monthly charges and credits again as of the first Monthly Date on or after the date of reinstatement.

PART VI — SEPARATE ACCOUNT

SEPARATE ACCOUNT: The Separate Account is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust type of investment company. It is also subject to the laws of Missouri. We own the assets of the Separate Account We keep them separate from the assets of our general investment account. We established the Separate Account to support variable life insurance policies.

We use the assets of the Separate Account to buy shares in the Fund(s). The Separate Account has Subaccounts which are invested in corresponding specific portfolios of the Fund(s). Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount. This is without regard to income, gains or losses in our other investment accounts.

We will determine the value of the assets in the Separate Account at the end of each Business Day. We might need to know the value of an asset on a day that is not a Business Day. In this case, we will use the value of that asset as of the end of the next Business Day on which trading takes place.

We will always keep assets in the Separate Account with a value at least equal to the total Investment Amounts under policies like this one. To the extent those assets do not exceed this amount, we use them only to support those policies. We do not use those assets to support any other business we conduct. We may use any excess over this amount in any way we choose.

SUBACCOUNTS: The Separate Account has several Subaccounts. The Subaccounts available on the Policy Date are listed on the Policy Schedule page.

ALLOCATIONS TO THE SUBACCOUNTS: You determine, using percentages, what portion of the Accumulated Value will be allocated among the Subaccounts at the end of the Right to Examine period. The Policy Schedule page will show your initial allocations. You may choose to allocate nothing to a particular Subaccount. But any allocation you make must be at least 10% of the total Accumulated Value. You may not choose a fractional percent.

You may change the allocation for additional premium amounts at any time if the Policy is not in default. The change will take effect on the date we receive your Written Notice.

TRANSFERS AMONG SUBACCOUNTS AND TO THE FIXED ACCOUNT: If the Policy is not in default you may transfer amounts among Subaccounts and to the Fixed Account as often as you wish during a Policy Year. The first twelve transfers during each Policy Year will be without charge and any subsequent transfers will have a $10 charge. The minimum amount which may be transferred is the lesser of $1,000 or the entire value of the Subaccount from which the transfer is being made. If, after a transfer, the value of the Subaccount would be less than $500, we have the right to include that amount as part of the transfer. The transfer will take effect on the date we receive your notice.

CHANGE IN INVESTMENT POLICY: The investment policy for a portfolio of the Fund(s) might change. In that case, we will send you a notice of the change.

RIGHTS RESERVED BY US: Subject to any required approval of the SEC, the Missouri Insurance Department and any other regulatory authority we reserve the right to:

1.	Deregister the Separate Account under the Investment Company Act of 1940;

2.	Combine any two or more separate accounts;

3.	Operate the Separate Account as a management investment company or any other form permitted by law;

4.	Substitute shares of another fund or units of a trust if shares of the Fund(s) are not available or if, in our judgment, further investment in such shares is no longer appropriate; and

5.	Add or delete Fund(s), portfolio(s) and corresponding Subaccounts.

PART VII — FIXED ACCOUNT

FIXED ACCOUNT: The Fixed Account, which is part of our general account, consists of Accumulated Values which are allocated to it from policies similar to this one. These values will be credited with interest as specified in the “Guaranteed Interest” and “Excess Interest” provisions.

ALLOCATIONS TO THE FIXED ACCOUNT: You determine, using percentages, what portion of the Accumulated Value will be allocated to the Fixed Account at the end of the Right to Examine period. The Policy Schedule page will show your initial allocation. You may choose to allocate nothing to the Fixed Account. But any allocation you make must be at least 10% of the total Accumulated Value. You may not choose a fractional percent.

You may change the allocation for additional premium amounts at any time if the Policy is not in default. The change will take effect on the date we receive your Written Notice.

TRANSFERS TO THE SUBACCOUNTS: Transfers from the Fixed Account to the Subaccounts may be made only with the consent of and to the extent allowed by us.

GUARANTEED INTEREST: The guaranteed interest rate credited on that portion of the Accumulated Value in the Fixed Account is an effective annual rate of 3%.

EXCESS INTEREST: Excess interest on that portion of the Accumulated Value in the Fixed Account may be credited in addition to the 3% guaranteed interest rate. The rate of any excess interest is not guaranteed. It will be determined from time to time and will continue thereafter until a new rate is determined. We may use different rates of excess interest for different portions of the Accumulated Value that are in the fixed Account.

PART VIII — ACCUMULATED VALUE

ACCUMULATED VALUE: On the Policy Date the Accumulated Value is equal to any premium amounts received, reduced by any applicable deductions corresponding to the charges described in item B below. On any day after the Policy Date, the Accumulated Value is equal to what it was on the previous day, increased by any applicable amounts as set forth in item A below, and decreased by any applicable amounts as set forth in item B below.

A.	ACCUMULATED VALUE WILL BE INCREASED BY:

1.	any premium amounts received;

2.	any increase in the value of the Subaccount(s) due to investment results, to which that portion of the Accumulated Value that is in the Investment Amount is allocated;

3.	interest, at the rates shown below, earned on that portion of the Accumulated Value that is equal to any Policy loan.

4.	interest earned on that portion of the Accumulated Value that is in the Fixed Account.

B.	ACCUMULATED VALUE WILL BE DECREASED BY:

1.	any decrease in the value of the Subaccount(s) due to investment results, to which that portion of the Accumulated Value that is in the Investment Amount is allocated;

2.	a daily charge against the Investment Amount, corresponding to an annual charge of 1.00% per year, for mortality and expense risks that we assume and for the cost of administering the Policy;

3.	any amount charged against the Accumulated Value for transfer charges and taxes;

4.	any charge for the cost of expected mortality.

We describe under Reinstatement on page 5 what the Accumulated Value will be equal to on any reinstatement date.

INVESTMENT AMOUNT: The Investment Amount is allocated among the Subaccounts. The amount of the Investment Amount and its allocation to Subaccounts depend on: (1) how you choose to allocate premium amounts; (2) the amount and timing of any additional premium amounts; (3) whether or not you make any transfers; (4) the investment performance of the Subaccounts to which amounts are allocated or transferred; and (5) whether or not you take any loan.

INTEREST CREDIT: During each Policy Year we will use a daily rate that is equivalent to an effective annual rate of 4% on the portion of the Accumulated Value equal to any Policy loan.

MORTALITY CHARGE: At the beginning of each Policy Month we will deduct a mortality charge from the Accumulated Value. The maximum charge we can deduct is determined by applying to the coverage amount a monthly rate determined as explained in the “Basis of Computations” provision. The coverage amount is the difference between the Death Benefit and the Accumulated Value.

We may deduct a lower monthly charge than we describe above. The actual monthly mortality charges we deduct are based on our expectations as to future mortality experience. At least once every five years, but not more often than once a year, we will consider the need to change the basis for the charges. We will make such a change only if we do so for all policies like this one dated in the same year as this one.

Where required, we have given the insurance regulator where this Policy is delivered, a detailed description of our method for determining mortality charges.

PART IX — BASIS OF COMPUTATIONS

BASIS OF COMPUTATIONS: The values in this Policy are based on the Commissioners 1980 Standard Ordinary Mortality Table (B), Age Last Birthday, continuous functions.

The Cash Value of your Policy is equal to or greater than that required by law of the jurisdiction in which your Policy was delivered. The reserve for your Policy is equal to or greater than that required by law. Where required, we have given the insurance regulator where this Policy is delivered a statement of our method of calculating values.

PART X — SURRENDERS

FULL SURRENDER: You may surrender this Policy for its Net Cash Value at any time. The surrender will take effect on the date we receive your Written Request. Surrenders are subject to the following surrender charges:

Policy Years	1st	2nd	3rd	4th	5th	6th	7th	8th	9th	Thereafter
% Surrender Charge*	8	8	7	6	5	4	3	2	1	0

*	The surrender charges shown above are applied to the Accumulated Value in each of the first nine Policy Years. However, this charge can never exceed 8% of your initial premium.

PAYMENT: We will usually pay any Net Cash Value within 7 days after we receive your Written Request and the Policy.

DEFERMENT OF PAYMENT: We have the right to defer the payment of any surrender allocable to the:

1.	Separate Account if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payments to protect our Policyowners.

2.	Fixed Account for up to 6 months from the date we receive your Written Request. If this happens, interest will continue to be credited to the Accumulated Value until the payment is made.

PART XI — LOANS

LOAN REQUIREMENTS: After the Right to Examine period, you may borrow from us against the Policy. The minimum loan amount is $500. All these conditions must be met:

1.	The Insured must be living;

2.	The Policy must be in force;

3.	The loan may not increase Indebtedness to be more than the loan value (We explain these terms below);

4.	As sole security for the loan, you must assign the Policy to us in a form that meets our needs.

If there is already Indebtedness when you borrow from us, we will add the new amount borrowed to that Indebtedness.

LOAN VALUE: You may borrow any amount up to the difference between the loan value and any existing Indebtedness. On any day, the loan value is 90% of the Cash Value.

LOAN INTEREST: Interest is due on each Policy Anniversary, or when the loan is paid back if that comes first. If interest is not paid when due, it will be added to the loan and bear interest at the rate(s) shown below.

We will charge interest daily on any amounts loaned. The effective annual interest rates charged on loans will be:

1.	4% on that portion of the loan which does not exceed the excess of your Accumulated Value, as of the loan date, over your initial premium; and

2.	6% on any amounts loaned in excess of 1 above.

On each Policy Anniversary we will determine, based on your then current Accumulated Value, what portion of the outstanding loan balance will be charged 4% and what portion will be charged 6% for the following Policy Year.

REPAYMENT: All or part of any Indebtedness may be paid back at any time while the Insured is living. A repayment will first be applied to reduce the part of the loan, if any, that is subject to the highest loan interest rate being charged.

EFFECT OF A LOAN: When you take a loan, the amount of any loan continues to be a part of the Accumulated Value. However, an amount equal to the outstanding loan is credited with interest at an effective annual rate of 4%.

We will reduce the Investment Amount and/or the Fixed Account by this amount, and by loan interest that becomes part of the loan because it is not paid when due. When you repay part or all of a loan we will increase the Investment Amount and/or the Fixed Account by the amount of the loan you repay, plus, if you repay all the loan, interest credits accrued on the loan. We will not increase the Investment Amount and/or the Fixed Account by loan interest that is paid before it is due.

We will allocate loans and repayments among the Subaccounts and the Fixed Account in proportion to the amount in each as of the date of the loan or repayment respectively, unless we receive other Written Notice from you. Only the Investment Amount will reflect the investment results of the Subaccounts. Since the amount you borrow reduces the Investment Amount and/or the Fixed Account, a loan may have a permanent effect on the Accumulated Value of this Policy. The longer the loan is outstanding, the greater this effect is likely to be.

PAYMENT: We will usually make a loan within 7 days after we receive your Written Request.

DEFERMENT OF LOAN: We have the right to defer any part of the loan allocable to the:

1.	Separate Account if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payment to protect our Policyowners.

2.	Fixed Account for up to 6 months from the date we receive your Written Request, unless the loan is for payment of premiums on policies or certificates you have in force with us.

PART XII — SETTLEMENT OPTIONS

All or any part of the Proceeds may be left with us and paid under one or more of the following options.

OPTION ONE - LIFE INCOME: This option provides an income payable monthly during the lifetime of the Payee. Payments stop with the last payment due prior to the death of the Payee.

OPTION TWO - LIFE INCOME WITH 120, 180, OR 240 MONTHLY PAYMENTS CERTAIN: This option provides an income payable monthly during the lifetime of the Payee. This option has guaranteed payment periods of 120, 180, or 240 months, as elected.

OPTION THREE - INSTALLMENT REFUND LIFE INCOME: This option provides an income payable monthly during the lifetime of the Payee. Payments will be made for a guaranteed period of months. The number of guaranteed payments will equal the Proceeds divided by the first monthly payment.

OPTION FOUR - JOINT AND LAST SURVIVOR INCOME: This option provides an income payable monthly during: (1) the joint lifetime of two Payees; and (2) during the lifetime of the survivor. Payments will stop with the last payment due prior to the death of the survivor.

OPTION FIVE - DESIGNATED PERIOD INCOME: This option provides an income payable monthly for a guaranteed period, as elected. It may be from 10 to 30 years.

PART XIII — ELECTION OF SETTLEMENT OPTIONS

ELECTION: You may elect a settlement option in the application or by Written Notice. During the Insured’s lifetime, only you may make or change any election.

If there is no option in effect when the Insured dies, the Payee may elect one. The Payee may also name a contingent Payee to receive any final payment.

The Payee may change an option in effect when the Insured dies if: (1) the option elected permits it; and (2) payments have not yet begun.

Any election will become effective on the 1st of the next month, provided the Written Notice is received by us at least 30 days prior to the 1st of the next month.

AVAILABILITY: The options are available only with our consent if the Payee is other than a natural person acting in his or her own right. Other settlement options can be arranged with our consent.

MINIMUM AMOUNTS: If the Proceeds for one Payee are less than $5,000, we have the right to pay that amount in a lump sum. No option is available under which the amount of Proceeds would not be enough to make payments of at least $100.

DEATH OF PAYEE: If a Payee dies, we will pay any remaining amounts under Income Options Two, Three, or Five to the Payee’s legal representatives, unless other arrangements have been made with us.

PROOF OF AGE: We may require proof of the Payee’s age before making any payment. If age has been misstated, adjustments will be made.

OPERATIVE DATE: We will put an income option into effect on the date the Proceeds become payable, or on the date of election, if later.

PART XIV — SETTLEMENT OPTION TABLES

The following tables show the Guaranteed Minimum Amount of Monthly Payment under the Income Options. They are based on each $1,000 of the Proceeds under this Policy. Under Options One, Two and Three the amount of each payment will depend on: (1) the sex of the Payee; and (2) the Payee’s adjusted age at the time the first Payment is due. Under Option Four the amount of each payment will depend on: (1) the sex of both Payees; and (2) their adjusted ages at the time the first payment is due.

Adjusted age for calendar years of birth through 1995 is determined in accordance with the following table:

Calendar Year of Birth	Adjusted Age is:
Before 1916	Actual Age
1916-1935	Actual Age Minus 1
1936-1955	Actual Age Minus 2
1956-1975	Actual Age Minus 3
1976-1995	Actual Age Minus 4

Actual Age as used in the table above means age nearest birthday at the time the first payment is due.

The tables for the first four Options are based on the 1971 Individual Annuity Mortality Table. It assumes: (1) births prior to 1916; and (2) an interest rate of 4% per year. The table for option Five is based on an interest rate of 4% per year. The payments for any ages not shown will be furnished by us upon request. Any Payee who is over 85 when payments start will be treated as being age 85 on that date.

GUARANTEED MINIMUM

AMOUNT OF MONTHLY PAYMENT

FOR EACH $1,000 APPLIED

OPTIONS ONE, TWO AND THREE: SINGLE LIFE

__ __ __	Monthly		Adj. Age of Payee	Monthly Payments Certain				Install- ment Refund	Adj. Age of Payee	Monthly Payments Certain				Install- ment Refund
	Payments Certain
	120	240		None	120	180	240			None	120	180	240
__	3.63	3.62	43	4.26	4.25	4.23	4.20	4.20	65	6.27	6.07	5.82	5.48	5.86
__	3.64	3.64	44	4.31	4.29	4.27	4.24	4.24	66	6.45	6.22	5.93	5.54	6.00
__	3.66	____							67	6.64	6.37	6.04	5.60	6.15
__	3.68	3.67	45	4.36	4.34	4.32	4.28	4.29	68	6.85	6.54	6.15	5.66	6.30
__	3.69	3.69	46	4.41	4.39	4.37	4.33	4.33	69	7.08	6.71	6.26	5.71	6.47
			47	4.46	4.44	4.42	4.37	4.38
__	3.71	3.70	48	4.52	4.50	4.47	4.42	4.43	70	7.33	6.89	6.38	5.76	6.65
__	3.73	3.72	49	4.59	4.56	4.52	4.47	4.49	71	7.60	7.08	6.49	5.81	6.84
__	3.75	3.74							72	7.90	7.28	6.59	5.84	7.04
__	3.77	3.76	50	4.65	4.62	4.58	4.52	4.54	73	8.22	7.48	6.69	5.88	7.26
__	3.79	3.78	51	4.72	4.69	4.64	4.57	4.60	74	8.57	7.68	6.79	5.90	7.49
			52	4.80	4.76	4.70	4.63	4.66
__	3.82	3.81	53	4.87	4.83	4.77	4.69	4.75	75	8.95	7.89	6.87	5.92	7.74
__	3.84	3.83	54	4.96	4.91	4.84	4.75	4.80	76	9.37	8.10	6.95	5.94	8.00
__	3.87	3.85							77	9.82	8.30	7.02	5.96	8.29
__	3.89	3.88	55	5.05	4.99	4.91	4.81	4.87	78	10.32	8.50	7.08	5.97	8.58
__	3.92	3.91	56	5.14	5.07	4.99	4.87	4.95	79	10.86	8.69	7.13	5.98	8.90
			57	5.24	_.16	5.06	4.93	5.03
__	3.95	3.93	58	5.34	5.25	5.15	5.06	5.11	80	11.46	8.88	7.17	5.98	9.25
__	3.98	3.96	59	5.45	5.35	5.23	5.07	5.20	81	12.11	9.04	7.21	5.99	9.61
__	4.01	3.99							82	_	9.20	7.24	5.99	9.99
__	4.05	4.02	60	5.56	5.45	5.32	5.14	5.30	83	13.59	9.33	_	6.00	10.41
__	4.08	4.06	61	5.69	5.56	5.41	5.20	5.40	84	14.43	9.45	7.28	6.00	10.82
			62	5.82	5.68	5.51	5.27	5.50
__	4.12	4.09	63	5.96	5.80	5.61	5.34	5.62
__	4.16	4.13	64	6.11	5.93	5.71	5.41	5.70	_5 & Over	15.34	9.56	7.29	6.00	11.27
__	4.20	4.16

OPTION FOUR: JOINT AND LAST SURVIVOR

__	Adjusted Age of Younger Payee																					Adjusted Age of Older Payee
___ __	55	56	57	58	59	60	61	62	63	64	65	66	67	68	69	70	71	72	73	74	75
__	4.46	4.49	4.51	4.54	4.57	4.60	4.63	4.65	4.68	4.71	4.73	4.76	4.78	4.80	4.83	4.85	4.87	4.89	4.92	4.94	4.96	55
__	4.48	4.52	4.55	4.58	4.61	4.64	4.67	4.70	4.73	4.75	4.78	4.81	4.83	4.86	4.88	4.91	4.93	4.96	4.98	5.00	5.03	56
__	4.51	4.55	4.58	4.61	4.65	4.68	4.71	4.74	4.77	4.80	4.83	4.86	4.89	4.92	4.94	4.97	5.00	5.02	5.04	5.07	5.09	57
__	4.54	4.58	4.61	4.65	4.68	4.72	4.75	4.79	4.82	4.85	4.89	4.92	4.95	4.98	5.01	5.03	5.06	5.09	5.11	5.14	5.16	58
__	4.57	4.60	4.64	4.68	4.72	4.76	4.80	4.83	4.87	4.90	4.94	4.97	5.00	5.04	5.07	5.10	5.13	5.16	5.18	5.21	5.24	59
__	4.59	4.64	4.68	4.72	4.76	4.80	4.84	4.88	4.92	4.95	4.99	5.03	5.06	5.10	5.13	5.17	5.20	5.23	5.26	5.29	5.32	60
__	4.62	4.66	4.71	4.75	4.79	4.84	4.88	4.92	4.96	5.00	5.04	5.08	5.12	5.16	5.20	5.24	5.27	5.30	5.34	5.37	5.40	61
__	4.65	4.69	4.74	4.78	4.83	4.87	4.92	4.97	5.01	5.05	5.10	5.14	5.__	5.23	5.27	5.31	5.34	5.38	5.42	5.45	5.48	62
__	4.67	4.72	4.77	4.81	4.86	4.91	4.96	5.01	5.06	5.11	5.15	5.20	5.25	5.29	5.34	5.38	5.42	5.46	5.50	5.54	5.57	63
__	4.69	4.73	4.79	4.85	4.90	4.95	5.00	5.05	5.10	5.16	5.21	5.26	5.31	5.36	5.41	5.45	5.50	5.5_	5.58	5.62	5.66	64
__	4.72	4.77	4.82	4.88	4.93	4.99	5.04	5.10	5.15	5.21	5.26	5.32	5.37	5.42	5.48	5.53	5.58	5.63	5.67	5.72	5.76	65
__	4.74	4.79	4.85	4.91	4.96	5.02	5.08	5.14	5.20	5.26	5.32	5.37	5.43	5.49	5.55	5.60	5.66	5.71	5.76	5.81	5.86	66
__	4.76	4.82	4.88	4.93	4.99	5.06	5.12	5.18	5.24	5.31	5.37	5.43	5.50	5.56	5.62	5.68	5.74	5.80	5.85	5.91	5.96	67
__	4.78	4.84	4.90	4.96	5.03	5.09	5.15	5.22	5.29	5.35	5.42	5.49	5.56	5.63	5.69	5.76	5.82	5.89	5.95	6.01	6.06	68
__	4.80	4.86	4.92	4.99	5.05	5.12	5.19	5.26	5.33	5.40	5.47	5.55	5.62	5.69	5.77	5.84	5.91	5.98	6.04	6.11	6.17	69
__	4.82	4.88	4.95	5.01	5.08	5.15	5.22	5.30	5.37	5.45	5.53	5.60	5.68	5.76	5.84	5.92	5.99	6.07	6.14	6.21	6.28	70
__	4.83	4.90	4.97	5.04	5.11	5.18	5.26	5.34	5.41	5.49	5.58	5.66	5.74	5.83	5.91	6.00	6.08	6.16	6.24	6.32	6.40	71
__	4.87	4.92	4.99	5.06	5.14	5.21	5.29	5.37	5.45	5.54	5.62	5.71	5.80	5.89	5.98	6.07	6.17	6.25	6.34	6.43	6.51	72
__	4.88	4.94	5.01	5.08	5.16	5.24	5.32	5.41	5.49	5.58	5.67	5.77	5.86	5.96	6.06	6.15	6.25	6.35	6.44	6.54	6.63	73
__	4.88	4.95	5.03	5.10	5.18	5.27	5.35	5.44	5.53	5.62	5.72	5.82	5.92	6.02	6.12	6.23	6.34	6.44	6.54	6.65	6.75	74
__	4.90	4.97	5.05	5.12	5.21	5.29	5.38	5.47	5.56	5.66	5.76	5.86	5.97	6.08	6.19	6.31	6.42	6.53	6.65	6.76	6.87	75

payment for adjusted ages not shown will be furnished by the Company on request.

GUARANTEED MINIMUM

AMOUNT OF MONTHLY PAYMENT

FOR EACH $1,000 APPLIED, cont’d

OPTION FIVE: PAYMENT FOR A DESIGNATED PERIOD

Years of Payments	Amount of Monthly Payment
5	$18.32
6	15.56
7	13.59
8	12.12
9	10.97
10	10.06
11	8.31
12	8.69
13	8.17
14	7.72
15	7.34
16	7.00
17	6.71
18	6.44
19	6.21
20	6.00
21	5.81
22	5.64
23	5.49
24	5.35
25	5.22
26	5.10
27	5.00
28	4.90
29	4.80
30	4.72

_______ LIFE INSURANCE POLICY WITH PREMIUM FLEXIBILITY. _ INITIAL PREMIUM WITH ADDITIONAL _____PAYABLE DURING INSURED’S LIFETIME AS STATED IN THIS POLICY. _ BENEFITS REFLECT PREMIUM _____

_________________________________________________________________________________________________________